EXHIBIT 11

           COMMERCE GROUP CORP. AND CONSOLIDATED SUBSIDIARIES
           --------------------------------------------------

             SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE


                                           Years Ended March 31

                                                                   2007
                                      2009          2008       (Restated)
                                  ------------  ------------  ------------
BASIC/DILUTED
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Net income (loss) for primary
 income per common share          $(30,016,783)  $(3,052,198)  $(2,616,821)
                                  =============  ============  ============

Weighted average number of
 common shares outstanding
 during the year - basic/diluted    30,723,711    28,401,086    25,457,052
                                  =============  ============  ============
Income (loss) per common
 share - basic/diluted            $      (.98)  $      (.11)  $      (.10)
                                  =============  ============  ============